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Exhibit 5.1

3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Office 503.224.5858
Fax 503.224.0155

January 26, 2010

West Coast Bancorp
5335 S.W. Meadows Road, Suite 201
Lake Oswego, Oregon 97035

Subject:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We are Oregon counsel to West Coast Bancorp (the "Company"). The Company is filing with the Securities and Exchange Commission (the "SEC") a pre-effective amendment to registration statement on Form S-3, SEC File No. 333-163880 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement includes a prospectus to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the "Rights") entitling the holders thereof to purchase shares of Common Stock of the Company. The Registration Statement covers the Rights and up to 5,000,000 shares of Common Stock (the "Rights Shares") that may be issued and sold by the Company upon exercise of the Rights.

        We have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction to be authentic, of such corporate and public records, certificates of officers of the Company and public officials, and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or specimens, the conformity of the text of each document filed with the SEC to the actual documents reviewed by us and used by the Company, and the accuracy of the matters set forth in all documents we reviewed. We have also assumed that the Company has obtained all consents, permits and approvals required under laws and regulations applicable to the Company, other than those required under the laws and regulations of the state of Oregon.

        As to matters of fact relevant to our opinions, we have relied without investigation upon certificates and oral or written statements of officers of the Company and other information obtained from the Company. We have not undertaken any independent investigation to determine the existence or absence of the facts that are relevant to our opinions.

        Based upon and subject to the foregoing, we are of the opinion that:

          1.     The Rights have been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be validly issued.

          2.     The Rights Shares have been duly authorized, and when issued in accordance with the terms of the Rights and the Registration Statement while the Registration Statement continues in effect and following receipt of the consideration provided for therein, will be validly issued, fully paid and non-assessable.

        These opinions are limited to the laws of the State of Oregon as in effect as of the date of this opinion letter, and we express no opinion as to the laws of any other jurisdiction. The opinions are furnished in connection with the Registration Statement and are not to be used or otherwise referred to for any other purpose without our consent.

        We hereby consent to the inclusion of our opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Miller Nash LLP

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  Exhibit 5.1